UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2011

Einstein Noah Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

001-33515

(Commission File Number)

Delaware	13-3690261
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

555 Zang Street, Suite 300, Lakewood, Colorado	80228
(Address of principal executive offices)	(Zip Code)

(303) 568-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 28, 2011, Daniel J. Dominguez, the Chief Operating Officer of Einstein Noah Restaurant Group, Inc. (the “Company”), notified the Company of his retirement from his position at the Company, effective June 30, 2011.

The Company entered into a retirement agreement with Mr. Dominguez, dated as of February 28, 2011. Mr. Dominguez’s agreement includes customary confidentiality, non-solicitation, non-competition, and release provisions. In addition, the agreement provides for benefits consisting of: (1) a payout under the Company’s annual 2011 incentive bonus compensation plan prorated to reflect the time employed during 2011; (2) options received during employment with the Company will continue to vest and will be allowed to be exercised until the earlier of the date the options expire or for a period of thirty-six months from June 30, 2011; (3) if so elected, COBRA health insurance coverage will continue for a period of up to 18 months beginning July 1, 2011 or the Company will pay the premium for coverage in an amount not to exceed $1,000 per month for up to the entire 18 month period; and (4) on January 1, 2012, the Company intends to enter into a consulting agreement with Mr. Dominguez for an initial period of one year with an option to mutually extend the consulting agreement for one additional year. The annual fee will be $150,000 paid in equal monthly installments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EINSTEIN NOAH RESTAURANT GROUP, INC.

Date: March 4, 2011	/S/ EMANUEL P.N. HILARIO
Emanuel P.N. Hilario
Chief Financial Officer